EXHIBIT 10.194

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 23, 2016 (this "Agreement"), by and among NaturalNano, Inc., a Nevada corporation (the "Seller"), NaturalNano Corp., a New York corporation (the "Purchaser") and James Wemett.

WITNESSETH:

WHEREAS, the Seller is currently involved in the business (the "Business") of (i) developing and commercializing material additives based on a technology utilizing halloysite nanotubes and (ii) reselling Ebola personal protective equipment and ancillary supplies;

WHEREAS, the Board of Directors of the Seller has determined that it is in the best interests of the Seller and its shareholders that the Seller enter a new line of business and divest itself of the current business of the Seller;

WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all the assets of the Seller relating to the Business upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Seller has determined that it is in the best interests of the Seller and its stockholders for the Purchaser to purchase the assets and assume the liabilities of the Business upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

1. CERTAIN DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified or referred to below:

"Affiliate" of any Person shall mean any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement" shall have the meaning set forth in the recitals.

"Assets" shall have the meaning set forth in Section 2.1.

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"Assigned Contracts" shall mean, all contracts, agreements, guaranties, plans, policies and arrangements, whether written or oral, relating to the Business to which the Seller is a party or to which the Business is subject, including, without limitation, all customer orders and purchase orders for services to be rendered that are yet to be performed, fulfilled or completed and, in each case, any claim or right or any benefit thereunder or resulting therefrom including, without limitation, any right to indemnification.

"Assumed Liabilities" shall have the meaning set forth in Section 2.2.

"Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

"Contemplated Transactions" shall mean the purchase of the Assets and the execution, delivery and performance of and compliance with this Agreement and all other agreements to be executed and delivered pursuant to this Agreement.

"Contract" shall mean all contracts, agreements, commitments, notes, bonds, deeds of trust, indentures, leases, mortgages, arrangements, instruments, documents of any nature or description that a Person is party to or obligated by.

"Damages" shall have the meaning set forth in Section 6.1.

"Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, license, easement, right-of-way, cloud on title, adverse claim, preferential arrangement or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Excluded Assets" shall mean those assets of the Seller which are owned or leased by Omni Shrimp, Inc., a Florida corporation, a wholly-owned subsidiary of the Seller.

"Governmental Body" shall mean any federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

"Intellectual Property" shall mean solely with relation to the Business any and all: (a) invention registrations, (b) patents (including but not limited to design patents), patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all improvements to the inventions disclosed in each such registration, patent or application, (c) trademarks, trademark rights, business identifiers, service marks, trade dress, logos, trade names, brand names and corporate names (and any deviations thereof), whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in any trademark offices throughout the world, (d) registered and unregistered copyrights in both published works and unpublished works (including but not limited to copyrights on designs) and registrations and applications for registration thereof, (e) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (f) all know-how, trade secrets and confidential or proprietary, technical and business information (including but not limited to ideas, pricing information, client lists and other data, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (g) whether or not confidential, technology (including know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) all goodwill associated therewith accruing from the dates of first use thereof, and all rights associated with the foregoing, and (i) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party.

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"IRS" shall mean the Internal Revenue Service.

"Laws" shall mean all federal, state, local, regional, municipal or foreign laws, statutes, rules, regulations, ordinances, codes, decrees, judgments, orders or other legal requirements.

"Party" shall mean any of the Purchaser or the Seller.

"Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

"Purchase Price" shall have the meaning set forth in Section 2.4.

"Purchaser Indemnified Parties" shall have the meaning set forth in Section 6.1.

"Records" shall have the meaning set forth in Section 2.1(iii).

"Seller Indemnified Parties" shall have the meaning set forth in Section 6.2.

"Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Body and shall include any transferee liability in respect of Taxes.

"Tax Returns" shall mean any federal, state, local or foreign return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

"Transaction Documents" shall mean, collectively, this Agreement and any and all agreements, exhibits, schedules, certificates, instruments and other documents contemplated hereby or executed and delivered in connection herewith.

"Wemett" shall mean James Wemett, the sole officer, director and owner of the shares of the Purchaser.

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1.2 Construction. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so requires. This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the Party causing this Agreement or any part hereof to be drafted. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. The Parties acknowledge that each Party has reviewed this Agreement and has had the opportunity to have it reviewed by legal counsel of its own choosing. If any words or phrases are stricken or otherwise eliminated, whether or not other words or phrases have been added, this Agreement shall be construed as if the words or phrases stricken or otherwise eliminated were never included in this Agreement.

2. PURCHASE AND SALE OF ASSETS.

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, and on the basis of the representations and warranties contained herein, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of Seller's right, title and interest in and to the assets of the Seller of every kind, nature and description, personal, tangible and intangible (collectively, the "Assets"), solely relating to the Business, other than the Excluded Assets, including without limiting the generality of the foregoing:

(i) all of the Intellectual Property;

(ii) to the extent transferable, all rights and incidents of interest in and to all licenses, franchises, grants, easements, exceptions, certificates, consents, permits, approvals, orders and other authorizations of any Governmental Body relating to the Assets;

(iii) all documents and records relating to the Assets (including without limitation, all employment and personnel records, technical design and know-how, sales data, customer lists, and all other information relating to customers, representatives, distributors and suppliers and other information including advertising materials) and copies of all accounting books, records, ledgers and electronic data processing materials (collectively, the "Records");

(iv) all claims of the Seller against third parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or otherwise;

(v) all the Assigned Contracts;

(vi) all transferable prepayments, contractual deposits and other funds to be received for goods or services to be performed after the Closing relating to the Business;

(vii) those physical assets critical to the operation of the Business; and

(viii) all other properties and assets of every and, character or description, tangible or intangible owned by the Seller and used or held for use in connection with the Business.

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2.2 Liabilities. Purchaser shall assume and agree to perform the liabilities of Seller related to the Business or the Assets (the "Assumed Liabilities") arising on and after the Closing, specifically (i) the responsibilities of the Seller in the Assigned Contracts, (ii) the lease between the Seller and Cottrone Development for the current offices of the Seller in Rochester, New York, including utilities and maintenance charges and expenses, as of the Closing Date (approximately $1500 for the period prior to the Closing) and for all periods thereafter, (iii) the obligations of the Seller to the employees of the Seller who work for the Business, including without limitation all payroll, employment and income taxes for the period prior to the Closing Date for the 2013 through 2016 taxable years.

2.3 Transfer of Assets. The transfer of the Assets as herein contemplated shall be made by the Seller, free and clear of all Encumbrances of any kind or nature and shall be effected by such bills of sale, endorsements, assignments, drafts, checks, deeds and other instruments of transfer, conveyance and assignment as shall be necessary or appropriate to transfer, convey and assign the Assets to the Purchaser on the Closing Date as contemplated by this Agreement and as shall be requested by the Purchaser. The Seller shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by the Purchaser to transfer, convey, assign, and deliver to the Purchaser or to aid and assist the Purchaser in collecting and reducing to possession any and all of the Assets, or to vest in the Purchaser good, valid and legal and beneficial title to the Assets which had been owned by the Seller prior to the Closing.

2.4 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall consist of (i) the satisfaction and release by Wemett to the Seller of all accrued salary and cash compensation owed to the Purchaser as of the Closing Date, which is $766,690, and (ii) the issuance to Purchaser of a 6-year cashless warrant to purchase 2,000,000 shares of common stock of the Seller at $0.05 per share, substantially in the form attached hereto as Exhibit A.

2.5 Transfer Taxes. All municipal, county, state and federal sales and transfer Taxes incurred, if any, in connection with the transactions contemplated by this Agreement shall be the responsibility of, and paid promptly by, the Purchaser. Each Party, as appropriate, shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to any matter within its knowledge required in connection with the payment of any such Tax.

3. THE CLOSING.

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller simultaneously with the execution and delivery of this Agreement (such date and time of the Closing is referred to herein as the "Closing Date").

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3.2 Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver to the Seller the following:

(a) the Release attached hereto as Exhibit B; and

(b) such other instruments and certificates as may be reasonably requested by the Seller.

3.3 Deliveries by the Seller at the Closing. At the Closing, the Seller shall deliver to the Purchaser the following:

(a) executed and acknowledged (if appropriate) assignments, bills of sale and/or certificates of title, dated the Closing Date, transferring to the Purchaser all of the Assets free and clear of all Encumbrances, each satisfactory to the Purchaser in form and substance;

(b) originals of the Records; and

(c) such other instruments and certificates as may be reasonably requested by the Purchaser.

3.4 Power of Attorney. Effective upon the Closing Date, the Seller hereby irrevocably constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of the Seller with full power of substitution, in the name of the Purchaser, or the name of the Seller, on behalf of and for the benefit of the Purchaser, to collect all items being transferred, conveyed and assigned to the Purchaser as provided herein, to endorse, without recourse, checks, notes and other instruments in the name of the Seller which have been transferred to the Purchaser, to institute and prosecute, in the name of the Seller or otherwise, all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets subject to the Seller's indemnification obligations under this Agreement, and to do all such acts and things in relation thereto as the Purchaser may deem reasonably advisable. The Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Seller directly or indirectly by the dissolution of the Seller or in any manner or for any reason.

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4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Purchaser as follows:

4.1 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada. The Seller has all requisite corporate or other power to own, operate and lease the Assets and carry on its business as the same is now being conducted.

4.2 Authority Relative to Agreement. The Seller has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action, corporate or otherwise, necessary in order to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights).

4.3 Absence of Conflict. Neither the execution and delivery of the Transaction Documents by the Seller nor the consummation of the Contemplated Transactions by the Seller will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any Contract to which the Seller is a party or by which any of its properties or assets is bound, (ii) the Certificate of Incorporation or Bylaws of the Seller or (iii) any Law of a Governmental Body or any other restriction of any kind or character applicable to the Seller or any of its properties or assets, or (b) result in the creation or imposition of any Encumbrance upon any Asset or any other property or asset of the Seller.

4.4 Consents and Approvals. No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body or (b) any other Person (including, but not limited to, any party to a Contract of the Seller, is required in connection with the execution, delivery and performance of the Transaction Documents by the Seller, other than (i) approvals which have already been obtained or will have been obtained prior to the Closing, (ii) where the failure to obtain any such approval would not have a material adverse effect on the Contemplated Transactions and (iii) the filing of a Current Report on Form 8-K disclosing the Contemplated Transactions.

4.5 Litigation. There is no action, suit, hearing, inquiry, review, proceeding or investigation by or before any court or Governmental Body pending, or threatened against or involving the Seller or with respect to the activities of any employee or agent of the Seller. The Seller has not received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

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5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND WEMETT. The Purchaser and Wemett hereby represents and warrants to the Seller as follows:

5.1 Authority Relative to Agreement. The Purchaser has all requisite power and authority, corporate or otherwise, to execute, deliver and perform his obligations under this Agreement and has taken all action necessary in order to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights).

5.2 Absence of Conflict. Neither the execution and delivery of the Transaction Documents by the Purchaser nor the consummation of the Contemplated Transactions by the Purchaser will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any material Contract to which the Purchaser is a party or by which any of his properties or assets is bound; (ii) any Law of a Governmental Body or any other restriction of any kind or character applicable to the Purchaser or any of his properties or assets; or (b) result in the creation or imposition of any Encumbrance upon any properties or assets of the Purchaser except where any such violation, conflict, breach, termination, default, amendment, cancellation, acceleration or Encumbrance would not have a material adverse effect on the Purchaser or the Contemplated Transactions.

5.3 Consents and Approvals. No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body and (b) any other Person (including, but not limited to, any party to a Contract of the Purchaser), is required in connection with the execution, delivery and performance of the Transaction Documents by the Purchaser, other than (i) approvals which have already been obtained or will have been obtained prior to the Closing, (ii) where the failure to obtain any such approval would not have a material adverse effect on the Contemplated Transactions and (iii) the filing of a Current Report on Form 8-K disclosing the Contemplated Transactions.

5.4 Employee Matters. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Wemett, threatened against or affecting the Business or any of the employees or agents of the Business before or by any court, arbitrator, governmental or administrative agency or regulatory authority, including but not limited to withholding, payroll, employment, FICA, FUTA, social security, unemployment, severance, or other tax or penalty, fine, governmental fee or other like assessment or charge of any kind whatsoever, for the 2013 through 2016 taxable years.

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6. INDEMNIFICATION; SURVIVAL.

6.1 Indemnification by the Seller. The Seller shall indemnify and hold harmless the Purchaser and his Affiliates, employees and agents and the successors and assigns of all of them (the "Purchaser Indemnified Parties"), and shall reimburse the Purchaser Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) (collectively, "Damages"), arising from or in connection with (a) any material inaccuracy or breach of any of the representations and warranties, of the Seller in this Agreement or in any certificate or document delivered by the Seller pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by the Seller to perform or comply with, in any material respect, any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by the Seller pursuant to this Agreement to be performed by or complied with by the Seller, (c) any claim made by a third Person against the Purchaser based upon an act or omission of the Seller or its Affiliates subsequent to the Closing Date or (d) any obligation, debt, claim or liability which is not an Assumed Liability.

6.2 Indemnification by the Purchaser. The Purchaser and Wemett, jointly and severally, shall indemnify and hold harmless the Seller and its Affiliates, officers, directors, stockholders, employees, agents and the successors and assigns of all of them (the "Seller Indemnified Parties"), and shall reimburse the Seller Indemnified Parties for, any Damages arising from or in connection with (a) any material inaccuracy or breach of any of the representations and warranties of the Purchaser in this Agreement or in any certificate or document delivered by the Purchaser to the Seller pursuant to this Agreement, (b) any failure by the Purchaser to perform or comply with, in any material respect, any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by the Purchaser pursuant to this Agreement to be performed by or complied with by the Purchaser, including without limitation Purchaser's obligations with respect to the Assumed Liabilities or (c) any claims made by a third Person against the Seller based upon an Assigned Contract.

6.3 Survival. All representations, warranties, covenants and agreements of the Parties contained herein or in any other certificate or document delivered pursuant hereto shall survive until the expiration of the applicable statute of limitations.

7. MISCELLANEOUS.

7.1 Entire Agreement. This Agreement contains, and is intended as, a complete and exclusive statement of all of the terms and the arrangements between the Parties with respect to the matters provided for, supersedes any previous agreements and understandings between the Parties with respect to those matters and cannot be changed or terminated orally.

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7.2 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed therein without giving effect to conflicts of law principles. Each of the Parties agree to submit to the jurisdiction of the federal or state courts located in New York, New York in any actions or proceedings arising out of or relating to this Agreement. Each of the Parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 7.6 below and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

7.4 Further Assurances. In case at any time after the Closing, any further action or the execution and delivery of any additional documents or instruments shall be necessary or desirable to carry out the purposes of this Agreement and render effective the consummation of the Contemplated Transactions, the Parties shall take such actions and execute such additional documents and instruments as may be reasonably requested by any other Party.

7.5 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

7.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by facsimile (and confirmed by return facsimile), or (c) delivered, if sent by Express Mail, Federal Express or other nationally recognized overnight delivery service or registered or certified mail, return receipt requested, to the addressee at the following addresses or facsimile numbers (or to such other addresses, or facsimile number as a party may specify by notice given to the other party pursuant to this provision):

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If to the Purchaser, to:

NaturalNano Corp.

James Wemett

6215 Wilkins Tract

Livonia, NY 14487

If to the Seller, to:

NaturalNano, Inc.

13613 GULF BOULEVARD

MADEIRA BEACH, FL 33163

7.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and heirs and representatives. Except as specifically set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person who is not a Party.

7.8 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that such amendment or waiver will be signed by all the Parties. The waiver of any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

Remainder of page intentionally blank; Signature pages to follow

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date and year first above written.

NATURALNANO, INC.

By:	/s/ Colm Wrynn
Name:	Colm Wrynn
Title:	CEO

NATURALNANO CORP.

By:
Name:	James Wemett
Title:	President

/s/ James Wemett
James Wemett

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